DEARBORN BANCORP SECOND QUARTER EARNINGS
UP 45.6 PERCENT
     DEARBORN, Michigan, July 18, 2006 ... Dearborn Bancorp, Inc. (Nasdaq: DEAR), the Holding Company for Community Bank of Dearborn, today reported earnings of $2,056,000 or $0.34 per fully diluted common share for the three month period ended June 30, 2006. This was 45.6 percent more than the organization’s earnings for the same period one year ago when net income was $1,412,000 or $0.24 per diluted share. Earnings for the first six months of 2006 were $4,002,000 or $0.67 per diluted share. In 2005, first half earnings were $3,177,000 or $0.53 per diluted share, making the year-to-year increase 26.0 percent.
     Total assets at June 30, 2006, were $762,490,000, 8.9 percent more than they were one year earlier when the total was $700,493,000. Total deposits were $612,270,000 at the end of the second quarter. This was a 5.5 percent increase over deposits of $580,615,000 on the same date in 2005. Total loans stood at $696,052,000, 9.5 percent more than the total of $635,718,000 12 months earlier. The return on average assets during the first half of 2006 was 1.09 percent and the return on average equity was 9.23 percent.
     Michael J. Ross, President and Chief Executive Officer of both the Bank and the Holding Company issued the report of his organization’s financial performance. He commented, “Like all banking companies, large and small, we have experienced pressure on our net interest margins in recent months as short-term interest rates have increased at a much faster rate than long-term rates. Still, our margin for the quarter was 3.88 percent, somewhat better than the margin at most of our peers. We have been able to offset this situation by continuing to book quality loans that have allowed us to maintain an above-average growth rate while improving our profitability.”
     Ross went on, “The overall Michigan economy is not doing well and the problems in the automotive and supplier industries in particular are well known. However, the market is huge and there are still pockets of prosperity and profitability in southeastern Michigan. We think that our financial performance so far this year indicates that we have been successful even in a down economy. Moreover, we have not compromised our credit standards to “buy” new business. While our ratio of non-performing loans to total loans is up at 0.71 percent, our net charge offs in the entire first half were zero as recoveries have offset charge-offs.”
     Dearborn Bancorp, Inc., is a registered bank holding company. Its sole subsidiary is Community Bank of Dearborn. The Bank operates twelve offices in Wayne, Oakland, Macomb and Washtenaw Counties in the State of Michigan. A new office in Shelby Township is expected to opening in the fourth quarter of 2006. The Company’s common shares trade on the Nasdaq Global Market under the symbol DEAR.
     Contact: Michael J. Ross, President and CEO or Jeffrey L. Karafa, CFO at (313) 565-5700.

Forward-Looking Statements
This press release contains forward-looking statements that are based on management’s beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy and about the Corporation and the Bank. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “is likely,” “plans,” “projects,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Future Factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. The Corporation undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events (whether anticipated or unanticipated), or otherwise.
Future Factors include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; and changes in the national and local economy. These are representative of the Future Factors and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

DEARBORN BANCORP, INC.

(In thousands, except share and per share data)	Three months ended		Six months ended
	June 30		June 30
Condensed Statement of Income:	2006	2005	2006	2005

Interest income	$13,062	$10,638	$25,306	$20,530
Interest expense	6,106	3,973	11,494	7,285

Net interest income	6,956	6,665	13,812	13,245
Provision for loan losses	155	279	312	743

Net interest income after provision	6,801	6,386	13,500	12,502
Non-interest income	232	(294)	440	107
Non-interest expense	3,918	3,954	7,876	7,797

Net income before taxes	3,115	2,138	6,064	4,812
Income tax provision	1,059	726	2,062	1,635

Net income	$2,056	$1,412	$4,002	$3,177

Share Data:
Weighted avg no. of shares outstanding — basic	5,704,053	5,595,546	5,700,807	5,582,474
Weighted avg no. of shares outstanding — diluted	5,992,923	5,973,382	5,996,150	5,975,647
Period end shares outstanding			5,677,923	5,601,226

Per Common Share Data:
Net income, basic	$0.36	$0.25	$0.70	$0.57
Net income, diluted	$0.34	$0.24	$0.67	$0.53
Closing Stock Price			$22.20	$23.49
Book Value			$15.44	$14.08

Selected Financial Ratios
Return on average stockholders’ equity	9.36%	7.22%	9.23%	8.24%
Return on average total assets	1.10%	0.81%	1.09%	0.93%
Average equity to average total assets	11.71%	11.19%	11.79%	11.31%

Condensed Balance Sheet:	June 30	Dec. 31	June 30
	2006	2005	2005

Assets
Cash and equivalents	$16,718	$9,455	$20,433
Mortgage loans held for sale	1,174	1,041	2,373
Investment securities, available for sale	28,331	18,446	20,791
Loans	696,052	657,037	635,718
Allowance for loan losses	(7,154)	(6,808)	(6,616)
Premises and equipment	14,092	13,792	14,004
Goodwill and intangible assets	7,639	7,764	7,918
Other assets	5,638	5,770	5,872

Total assets	$762,490	$706,497	$700,493

Liabilities and stockholders’ equity
Deposits	$612,270	$582,438	$580,615
Federal Home Loan Bank advances	25,588	25,588	25,614
Securities sold under agreements to repurchase	310	1,615	3,201
Federal funds purchased	24,500	—	—
Other liabilities	2,172	2,643	2,208
Subordinated debentures	10,000	10,000	10,000
Stockholders’ equity	87,650	84,213	78,855

Total liabilities and stockholders’ equity	$762,490	$706,497	$700,493

Other Data:
Nonperforming loans to total loans	0.71%	0.18%	0.34%
Net charge-offs to average loans	0.00%	0.02%	0.00%
Net interest margin for the quarter	3.88%	4.11%	4.00%
Net interest margin for the year	3.95%	4.14%	4.10%